CHEVRON CORPORATION
                              SALARY DEFERRAL PLAN
                            FOR MANAGEMENT EMPLOYEES
                      (Including March 29, 2000 Amendments)


         1.       ESTABLISHMENT AND PURPOSE.

         Chevron Corporation (the "Corporation") hereby establishes the Chevron Corporation Salary Deferral Plan for Management Employees (the "Plan"), effective January 1, 1997, to enhance the ability of the Corporation and its Subsidiaries to attract, motivate and retain executive and other key employees. This Plan is intended to qualify as an unfunded ERISA pension plan maintained by an employer for a select group of management or highly compensated employees, as described in 26 C.F.R. ss. 2520.104-23(d).

         2.       DEFINITIONS.

         For purposes of the Plan, the following terms shall have the meanings set forth below:

         (a) "Account" means the bookkeeping account maintained on behalf of a Participant to which shall be credited any amount deferred pursuant to a deferral election under Section 5.

         (b)   "Beneficiary"   means  the  person  designated  as  such  by  the
Participant pursuant to Section 11(b).

         (c) "Board" means the Board of Directors of the Corporation.

         (d) "Change in Control" means a `change in control' as that term is defined in Article VI of the bylaws of the Corporation, as such bylaws may be amended from time to time.

         (e) "Code" means the Internal Revenue Code of 1986, as amended.

         (f)  "Committee"  means  the  Committee   appointed  by  the  Board  to
administer the Plan as provided in Section 3.

         (g) "Corporation" means Chevron Corporation, a Delaware corporation, or any successor corporation.

         (h) "Eligible Employee" means an executive or other key employee (including an officer, whether or not a director) of the Corporation or a
Subsidiary who holds a position of significant responsibility or whose performance or potential contribution, in the judgment of the



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Committee,  would  benefit  the  future  success of the  Corporation  and who is designated by the Committee as eligible to participate in the Plan.

         (i) "Employee" means an individual who is a salaried employee on the payroll of the Corporation or any Subsidiary.

         (j) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (k) "Participant" means an Eligible Employee who elects to participate in the Plan.

         (l) "Plan" means the Chevron Corporation Salary Deferral Plan for Management Employees, as set forth herein and as amended from time to time.

         (m) "Plan Year" means the calendar year.

         (n) "Subsidiary" means any corporation or entity in which the Corporation directly or indirectly controls more than 50% of the total voting power of all classes of its stock having voting powers and which the Board has designated as a Subsidiary for purposes of the Plan.

         3.       ADMINISTRATION.

         (a)      The Committee.

         The Plan shall be administered by the Management Compensation Committee of the Board, or any successor thereto. The Board may at any time replace the Management Compensation Committee with another Committee.

         (b)      Actions by the Committee.

         The Committee shall hold meetings at such times and places as it may determine. Acts approved by a majority of the members of the Committee present at a meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

         (c)      Powers of the Committee.

         The Committee shall have the authority to administer the Plan in its sole discretion. To this end, the Committee is authorized to construe and interpret the Plan, to promulgate, amend and rescind Rules relating to the implementation of the Plan and to make all other determinations necessary or advisable for the administration of the Plan, including the selection of Employees who shall be eligible to participate in the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding



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upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan.

         (d)      Liability of Committee Members.

         No member of the Board or the Committee will be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan.

         (e) Within 30 days after the occurrence of a Change in Control, the Committee shall appoint an independent organization which shall thereafter administer the Plan and have all of the powers and duties formerly held and exercised by the Committee pursuant to Section 3(c) with respect to the Plan. Upon such appointment, the Committee shall cease to have any responsibility with respect to the administration of the Plan.

         4.       PARTICIPATION.

         Each Eligible Employee may elect to become a Participant in the Plan by electing to defer base salary under the Plan in accordance with Section 5.

         5.       DEFERRAL ELECTION.

         Each Eligible Employee shall be entitled to elect to defer either a percentage of his or her base salary for each Plan Year or all of his or her base salary attributable to the amount of his or her base salary rate in excess of $1 million annually. This election shall be made by filing a form prescribed by the Committee before the first day of the Plan Year. Each Participant must indicate on such form whether he or she is electing to defer all of his or her compensation in excess of a base salary rate in excess of $1 million annually or to defer a percentage of his or her base salary for each Plan Year. The following rules shall apply in the case of elections to defer a percentage of compensation for a Plan Year:

                  (i) Each Participant must indicate on such form the percentage of base salary he or she elects to defer for that Plan Year, expressed in increments of five percent (5%).

                  (ii) The minimum amount that a Participant may defer in any Plan Year is five percent (5%) of base salary.

                  (iii) The maximum amount that a Participant may defer in any Plan Year is the lesser of (A) fifty percent (50%) of base salary or
         (B) the amount of the Participant's base salary in excess of the limitation on earnings imposed under section 401(a)(17) of the Code for the applicable Plan Year.

         A deferral election shall be null, void and without effect if at the time of making the deferral election the Participant fails to also submit to the Committee an investment election form indicating the Participant's election to have the value of the Participant's Account determined by crediting it with such earnings, gains and losses as would have accrued had the Account actually been invested and reinvested in one or more of the following funds maintained



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in the Savings component of the Chevron Corporation Profit Sharing/Savings Plan.
This investment election shall be made in whole percentages totaling 100% of the deferred amount. These funds are as follows:

                  Chevron Stock Fund
                  Short-Term Income Fund
                  Long-Term Income Fund
                  Balanced Fund
                  Diversified Equity Fund
                  Value Stock Fund
                  Growth Stock Fund
                  Small Cap Stock Fund
                  International Stock Fund

If an investment fund is eliminated from the Savings component of the Profit Sharing/Savings Plan, the value of the portion of the Participant's Account that the Participant previously had elected be determined with reference to such investment fund shall thereafter be determined by the Committee in its sole discretion.

         Once each calendar year a Participant may elect to transfer amounts credited to his or her Account among any of the available investment funds by following the procedures prescribed by the Committee for this purpose. Transfers between funds shall be effective on the last business day of the calendar quarter in which the election is received, provided that the election is received on or before the business day immediately preceding the last business day of that quarter. Any election received after the business day immediately preceding the last business day of a calendar quarter shall be effective on the last business day of the following calendar quarter.

         If no form is filed, the Eligible Employee will be deemed to have made no deferral election for that Plan Year and shall not be a Participant in the Plan for the Plan Year. Each deferral election filed with the Committee shall become irrevocable on the date it is filed; provided, however that an Eligible Employee may suspend his or her deferral election at any time during a Plan Year by giving notice of suspension to the Committee. Such suspension shall be effective with respect to base salary earned in the first payroll period commencing after the date the suspension notice is received by the Committee.

         Any other provision of this Plan to the contrary notwithstanding, a Participant's deferral election shall be null, void and without effect if the Committee determines that under the laws of the country or countries in which the Participant is currently subject to income taxation the deferral election would not be recognized for purposes of determining the Participant's income tax liability. The foregoing sentence shall not apply if the Participant is on an "expatriate assignment" (as determined by the Committee) and the Committee determines that under the laws of the Participant's home country the deferral election would be recognized for purposes of determining the Participant's tax liability.

         The foregoing notwithstanding, in the event of a Change in Control in which the



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Corporation  and  any  successor  corporation  ceases  to  be  a  publicly  held corporation, the Chevron Stock Fund shall be converted to a dollar value determined with reference to the consideration received by holders of a share of common stock of the Corporation in the transaction constituting the Change in Control and thereafter such amounts shall be credited to the Balanced Fund.

         6.       TIME OF DISTRIBUTION.

         (a) Distribution of a Participant's Account shall be made at such time or times as the Committee shall determine in its sole discretion. In order to assist the Committee in making such determinations, the following procedures are established:

                  (i) Unless the Committee approves a Participant's distribution request pursuant to Section 6(b), distribution shall commence in the first January, April, July or October that is at least 12 months after the date of the Participant's termination of employment and shall be made in ten approximately equal annual installments.

                  (ii) At any time prior to the termination of a Participant's employment with the Corporation and its Subsidiaries Participant may make a request for distribution at the time described in (A) or (B) below by filing the prescribed form with the Committee. A Participant may make only one such request at any time and may not make such a request after termination of employment with the Corporation and its Subsidiaries. Distribution shall be made in accordance with such request, unless the Committee has disapproved the Participant's request or has determined that the distribution shall be made at some other time; provided, however, that no distribution may be made pursuant to such request within the 12-month period commencing on the date the request is filed with the Committee and any distribution scheduled to be made pursuant to Section 6(a)(i) within the 12-month period commencing on the date the request is filed with the Committee shall be made in accordance with the schedule determined pursuant to Section 6(a)(i) and without regard to the request made pursuant to this Section 6(a)(ii):

                           (A) In a lump  sum in any  January,  April,  July  or
                  October after the Participant's termination of employment with the Corporation and its Subsidiaries, but not later than the first January after the later of the date the Participant attains age 70 1/2 or the date the Participant's employment with the Corporation and its Subsidiaries terminates; or

                           (B)  In   fifteen  or  fewer   annual   installments,
                  commencing in any January, April, July or October after the Participant's termination of employment with the Corporation and its Subsidiaries, but not later than the later of the first January after the date the Participant attains age 70 1/2 or the date the participant's employment with the Corporation and its Subsidiaries terminates.

         (b) The time of distribution pursuant to the request made by a Participant under Section 6(a)(ii) or pursuant to a distribution scheduled to be made pursuant to Section 6(a)(i) may only be changed by the Committee. The Participant may request such a change by writing



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to the Committee  setting forth the Participant's  reason for such request.  The
Committee  shall  approve such  distribution  only upon a showing of hardship or
significantly  changed   circumstances,   based  on  substantial  evidence.  Any
distribution so requested must be consistent with Section 6(a)(ii)(A) or (B) above.

         (c) Distributions Prior to Termination of Employment. A Participant may request distribution of all or a portion of the amounts credited to the Participant's Deferred Account prior to the date of termination of the Participant's employment with the Corporation. Such request shall be made in writing to the Committee and shall set forth the reason for such request. The Committee shall approve such distribution only upon a showing of hardship or significantly changed circumstances, based on substantial evidence.

         (d) Committee Guidelines. From time to time the Committee may establish guidelines for its own use in determining what requests made pursuant to Section 6(a) shall be disapproved, and what requests pursuant to Section 6(b) above shall be approved, but such guidelines shall not in any way limit the Committee's sole discretion to determine the time of distribution of a Participant's Account.

         (e) Employment with Affiliates. For purposes of this Section 6, employment with Aramco, Caltex, Amoseas, CPI or any other affiliate of the Corporation which is designated for this purpose by the Committee shall constitute employment with the Corporation or a Subsidiary for the purpose of determining whether a Participant has terminated employment.

         (f) Any other provision of this Section 6 to the contrary notwithstanding, in the event of a Change in Control, to the extent such elections may be made without causing constructive receipt of income for tax purposes, Participants who previously had made deferral elections shall be given an opportunity to receive a current distribution of their deferred amounts.

         7.       DEATH OF PARTICIPANT.

         In the event of the death of the Participant, the Participant's Account shall be paid to the Participant's Beneficiary at such time as the Committee shall determine in its sole discretion.

         8.       FORM AND VALUE OF DISTRIBUTION.

         (a)      Establishment of Account.

         An amount deferred pursuant to a deferral election shall be credited to a separate bookkeeping Account for the Participant. The value of a Participant's Account shall be determined with reference to the Participant's investment and investment transfer elections made pursuant to Section 5.



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         (b)      Distribution of Account.

         The Participant's Account shall be distributed in cash at the time determined in Section 6; provided, however, that amounts attributable to the portion of the Participant's Account which the Participant had elected to have valued with reference to the Chevron Stock Fund shall be distributed in shares of Common Stock. If a distribution is to be made in a lump sum, the Account shall be paid in its entirety. If a distribution is to be made in installments, the amount of each annual installment shall be determined by dividing the balance of the Account by the number of annual payments remaining to be made. The value of the Account shall continue to be determined with reference to the investment funds elected by the Participant until the entire Account is distributed.

         9.       AMENDMENT OR TERMINATION OF THE PLAN.

         Except as otherwise provided in this Section 9, the Board may amend, suspend or terminate the Plan at any time. In the event of such termination, the Accounts of Participants shall be paid at such times and in such forms as shall be determined pursuant to Section 6, unless the Board prescribes a different time or times for payment of such Accounts. No amendment, suspension or termination (other than an amendment to discontinue future salary deferrals) approved by the Board after six months prior to the public announcement of a proposed transaction which, when effected, is a Change in Control or before the date which is two years after the date of a Change in Control (the `Benefit Protection Period') shall be valid or effective if such amendment, suspension or termination would alter the terms of these resolutions or adversely affect the amount of a Participant's Account under the Plan, whether or not the Participant's employment had terminated at the time the amendment, suspension or termination was approved; provided, however, any amendment, suspension or termination may be effected, even if so approved after such a public announcement, if (a) the amendment, suspension or termination is approved after any plans have been abandoned to effect the transaction which, if effected, would have constituted a Change in Control and the event which would have constituted the Change in Control has not occurred, and (b) within a period of six months after such approval, no other event constituting a Change in Control shall have occurred, and no public announcement of a proposed event which would constitute a Change in Control shall have been made, unless thereafter any plans to effect the Change in Control have been abandoned and the event which would have constituted the Change in Control has not occurred. Any amendment, suspension or termination of the Plan which is so approved prior to a Change in Control at the request of a third party who effectuates a Change in Control shall be deemed to be an amendment, suspension or termination approved during the Benefit Protection Period.

         10.      GENERAL.

         (a)      No Right of Employment.

         Nothing contained in the Plan nor any action of the Committee pursuant to the Plan shall give any employee any right to remain in the employ of the Corporation or to impair the Corporation's right to terminate the employment of any employee at any time, with or without cause, which right is hereby reserved.



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         (b)      Designation of Beneficiaries.

         Participants may designate on the prescribed form one or more Beneficiaries to whom distribution shall be made of any outstanding Account balance at the time of the Participant's death. A Participant may change such designation at any time by filing the prescribed form with the Committee. If a Beneficiary has not been designated or if no designated Beneficiary survives the Participant, distribution will be made to the Participant's surviving spouse as Beneficiary if then living or, if not, in equal shares to the then living children of the Participant as Beneficiaries or, if none, to the Participant's estate as Beneficiary.

         (c)      Domestic Relations Orders.

         The procedures established by the Corporation for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders, as provided in Section 206(d) of ERISA, shall apply to the Plan.

         (d)      Costs of the Plan.

         The costs and expenses of administering the Plan shall be borne by the Corporation.

         (e)      Severability.

         The  provisions of the Plan shall be deemed  severable and the validity
or   unenforceability  of  any  provision  shall  not  affect  the  validity  or enforceability of the other provisions hereof.

         (f)      Binding Effect of Plan.

         The Plan shall be binding upon and shall inure to the benefit of the Corporation, its successors and assigns, and the Corporation shall require any successor or assign to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. The term "the Corporation" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Corporation (including the Plan) whether by operation of law or otherwise.

         (g)      No Waiver of Breach.

         No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of the Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions of conditions at the same or at any prior or subsequent time.



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         (h)      No Assignment.

         The interest and property rights of any Participant under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any act in violation of this Section 10(i) shall be void.

         (i)      Applicable Law.

         The Plan shall be administered, construed and governed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.

         (j)      Participant's Rights Unsecured.

         This Plan is not intended and shall not be construed to require the Corporation to fund any of the benefits provided hereunder or to establish a trust for such purpose. The interest under the Plan of any Participant and such Participant's right to receive a distribution of his or her Account shall be an unsecured claim against the general assets of the Corporation. The Account shall be a bookkeeping entry only and no Participant shall have any interest in or claim against any specific asset of the Company pursuant to the Plan.

         (k)      Authority to Establish a Grantor Trust.

         The Committee is authorized in its sole discretion to establish a grantor trust for the purpose of providing security for the payment of benefits under the Plan; provided, however, that no Participant shall be considered to have a beneficial ownership interest (or any other sort of interest) in any specific asset of the Corporation or of its subsidiaries or affiliates as a result of the creation of such trust or the transfer of funds or other property to such trust.

         (l)      Other Benefit Plans.

         To the extent permitted by applicable law, a Participant's deferral elections made pursuant to this Plan shall be disregarded for purposes of determining the Participant's benefits under any other benefit plan or program established or maintained by the Corporation or its Subsidiaries.
         11.      EXECUTION.

         To record the adoption of the Chevron Corporation Salary Deferral Plan for Management Employees to read as set forth herein effective January 1, 1997, Chevron Corporation has caused its authorized officer to affix the corporate name hereto this ____ day of ___________________, 1996.

                                                     CHEVRON CORPORATION


                                                     By _________________
Attest: ______________